EXHIBIT 23.1


                         CONSENT OF INDEPENDENT AUDITORS


To the Board of Directors
Kestrel Energy, Inc.:

We consent to the incorporation by reference in the registration statement on Form S-3 of Kestrel Energy, Inc. of our report dated September 14, 2001, relating to the consolidated balance sheets of Kestrel Energy, Inc. and subsidiaries as of June 30, 2001 and 2000, and the related consolidated statements of operations and comprehensive income, stockholders' equity, and cash flows for each of the years in the three-year period ended June 30, 2001, which report appears in the June 30, 2001 Annual Report on Form 10-K of Kestrel Energy, Inc. and to the reference to our firm under the heading "Experts" in the registration statement.




                                    /s/KPMG LLP


Denver, Colorado
September 4, 2002